UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 26, 2013
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 26, 2013, we executed a series of separate currency exchange transactions with Deutsche Bank AG, Morgan Stanley and J. Aron & Company, an affiliate of The Goldman Sachs Group, Inc.  Pursuant to these currency transactions, we entered into below market forward contracts to buy 80 billion yen at a weighted-average price of 91.000 (yen per dollar) and purchased put options to sell 80 billion yen with a weighted-average strike price of 94.238.  These forward contracts and put options which expire on September 25, 2013, mitigate the risk of a strengthening yen for certain of our yen-denominated payments under the Sponsor Agreement while preserving some ability for us to benefit if the value of the yen weakens relative to the U.S. dollar.  These contracts are not expected to qualify for hedge accounting and will be remeasured at fair value each period with gains and losses reflected in our results of operations.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 26, 2013, we terminated a series of separate currency exchange transactions with JP Morgan Chase Bank, Hong Kong Shanghai Banking Corporation and J. Aron & Company, an affiliate of The Goldman Sachs Group, Inc.  Pursuant to these currency transactions, we purchased call options to buy 200 billion yen with a weighted-average strike price of 79.15 (yen per dollar).  In addition, to reduce the cost of these call options, we sold put options to sell 100 billion yen with a strike price of 83.32 and we sold call options to buy 100 billion yen with a strike price of 75.57.  These currency exchange transactions, which were set to expire on April 3, 2013, were terminated early in connection with our entry into a new series of currency exchange transactions, see Item 1.01, above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	April 1, 2013	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance